Exhibit 99.1

FindEx.com Acquires FormTool.com and FormTool Line of Products

OMAHA, Neb.—February 26, 2008 —FindEx.com, Inc. (OTC Bulletin Board: FIND), announced today that it has acquired the FormTool Software Product Line and Formtool.com website from Org Professional, LLC for $240,000 in a combination of cash, restricted stock, and note agreement.

FormTool is an online service and consumer software package that provides a wide range of general business, legal and administrative forms to small businesses and individuals that can be edited and customized to meet the unique needs of users.  Although certain forms are available through user download on the FormTool Website, the primary products in the FormTool business line consist of packaged software products that retail for $29.99 to $199.99 and that can be purchased in box form or purchased and downloaded online by consumers.

Steven Malone, FindEx’s Chief Executive Officer stated, “FormTool is a well-established product line with tremendous brand recognition.   As we move forward with our strategy to broaden and strengthen our online presence and software mix, we see FormTool as a great fit with solid growth potential in both areas.”

Malone added, “The acquisition of FormTool will broaden our retail partnership with Avanquest USA, Inc. which distributes FormTool to Staples, Office Depot and other key retail accounts.  Additionally, the FormTool customer list will be a valuable resource for expanding our direct sales of higher priced solutions software. We do not plan to add any employees to FindEx related to this acquisition as our current operations have the capacity to sell and support the FormTool product line.”

About FindEx.com, Inc.

FindEx.com, Inc. develops and publishes church and Bible study software products designed to simplify biblical research, streamline church office tasks, provide easy access to Bible-related stories, and enhance the user’s understanding of the Bible. The company’s one operating division called The Parsons Church Group was acquired in July 1999 from The Learning Company, a division of Mattel, Inc.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Findex to be materially different from the statements made herein. Among others, these risks include but are not limited to the following: (i) limited liquidity and capital resources; (ii) serious business competition, (iii) fluctuations in operating results may result in unexpected reductions in revenue and stock price volatility; (iv) delays in product releases and introductions may result in unexpected reductions in revenue and stock price volatility, and (v) errors or defects in products may cause a loss of market acceptance and result in fewer sales. These, as well as other risks are described in the company’s annual report on Form 10-KSB for the year ended December 31, 2006.

Contact:

FindEx.com, Inc.
Kirk Rowland
(402) 333-1900
Email: qvnvst@quickverse.com